Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

April 29, 2003

INVESTOR RELATIONS PRELIMINARY EARNINGS RELEASE

XCEL ENERGY REPORTS STRONG UTILITY RESULTS FOR FIRST QUARTER

MINNEAPOLIS — Xcel Energy Inc.’s preliminary earnings for first quarter of 2003 were $192 million, or $0.48 per share, including results of subsidiary NRG Energy, compared with $102 million, or $0.29 per share, for the same period in 2002. Xcel Energy’s pro-forma earnings from continuing operations, excluding NRG’s operating results and a gain on the sale of subsidiary Viking Gas Transmission Company, were $131 million, or $0.33 per share, in the first quarter of 2003, compared with $122 million, or $0.35 per share, for the same period in 2002. For a reconciliation of the pro-forma earnings to net income on the basis of generally accepted accounting principles, see Note 1.

Total earnings increased due to discontinued operations gains related to NRG’s disposal of its Killingholme project and to the sale of Viking Gas. Earnings also increased for the first quarter of 2003, compared with the same period in 2002, due to sales growth at all four of Xcel Energy’s largest operating utilities. These increases were partially offset by significantly increased operating losses at NRG. Xcel Energy considers its and NRG’s results to be preliminary pending evaluation of a regulatory decision related to NRG (see Note 1).

“We continue to produce strong results at our utilities,” said Wayne Brunetti, Xcel Energy’s chairman, president and chief executive officer. “Electric utility sales growth from our retail customers and higher short-term wholesale margins were the drivers of the increase in electric utility margin in the first quarter of 2003. Our favorable utility results reinforce our belief in our business plan, and our ability to deliver on our financial commitments to our shareholders.”

Brunetti said the company requested a waiver from the Securities and Exchange Commission that would allow for declaration and payment of the first quarter dividend from paid-in capital. “I want to reassure our shareholders that it is our intent to pay the full 75 cent dividend this year.”

Xcel Energy’s preliminary earnings for the first quarter of 2003 consisted of the following components:

•	Utility earnings from continuing operations of $146 million, or $0.37 per share, compared with $136 million, or $0.38 cents per share, for the first quarter of 2002;

•	Gain on sale of Viking Gas of $21 million (net of tax), or $0.05 per share, in 2003;

•	NRG earnings of $40 million, or $0.10 per share (including discontinued operations, largely due to a $191-million gain, or about $0.48 per share, related to an asset disposal), compared with a net NRG loss of $20 million, or $0.06 per share in the first quarter of 2002; and

•	Other subsidiary losses and holding company costs of $0.04 per share, compared with a loss of $0.03 per share for the first quarter of 2002.

On Tuesday, April 29, Xcel Energy will host a conference call to review first quarter financial results and the financial outlook. The call will begin at 9:00 a.m. Central Time. To participate in the conference call, please dial in at least 5 to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	800-288-8961
International Dial-In:	651-291-0344

The conference call also will be simultaneously broadcast and archived on our Web site at www.xcelenergy.com. To access the presentation, click on Investor Information. If you are unable to participate in the live event, the call will be available for replay from 1:00 p.m. Central Time on April 29 through 11:59 p.m. Central Time on May 2.

Replay Numbers
US Dial-In:	800-475-6701
International Dial-In:	320-365-3844
Access Code:	681071

This release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “forecast,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on access to capital; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the financial condition of NRG; actions by the Minnesota bankruptcy court; the failure to realize expectations regarding the NRG settlement agreement; actions by regulators, including the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA) and the other risk factors listed from time to time by Xcel Energy in reports filed with the SEC, including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2002.

For more information, contact:

R J Kolkmann P A Johnson	Managing Director, Investor Relations Director, Investor Relations	(612) 215-4559 (612) 215-4535

For news media inquiries only, please call Xcel Energy media relations		(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Thousands of Dollars, Except Per Share Data)

	Three months ended
	March 31,

	2003	2002

Operating revenues:
Electric utility	$1,427,309	$1,231,657
Gas utility	666,129	563,911
Electric and gas trading margin	3,574	2,750
Nonregulated and other	645,605	555,786
Equity earnings from investments in affiliates	38,847	16,480

Total operating revenues	2,781,464	2,370,584
Operating expenses:
Electric fuel and purchased power — utility	651,650	488,114
Cost of gas sold and transported — utility	479,951	375,615
Cost of sales — nonregulated and other	360,062	277,063
Other operating and maintenance expenses — utility	381,627	391,491
Other operating and maintenance expenses — nonregulated	197,460	194,322
Depreciation and amortization	258,809	247,993
Taxes (other than income taxes)	81,584	82,897
Special charges	25,716	14,113

Total operating expenses	2,436,859	2,071,608

Operating income	344,605	298,976
Interest income and other nonoperating income — net of other expenses	13,399	21,345
Interest charges and financing costs:
Interest charges — net of amounts capitalized	270,683	188,605
Distributions on redeemable preferred securities of subsidiary trusts	9,586	9,700

Total interest charges and financing costs	280,269	198,305

Income from continuing operations before income taxes and minority interests	77,735	122,016
Income taxes	96,875	33,555
Minority interest	194	(5,468)

Income (loss) from continuing operations	(19,334)	93,929
Income from discontinued operations, net of tax	212,181	9,575

Net income	192,847	103,504
Dividend requirements on preferred stock	1,060	1,060

Earnings available for common shareholders	$191,787	$102,444

Weighted average common shares outstanding — diluted (1000’s)	398,714	354,172
Earnings per share — diluted:
Income (loss) from continuing operations	$(0.05)	$0.26
Income from discontinued operations	0.53	0.03

Total	$0.48	$0.29

Certain items in the Consolidated Statements of Operations have been reclassified to conform to the presentation included in Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2002. These reclassifications had no effect on net income or earnings per share.

XCEL ENERGY INC.
Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not necessarily an appropriate base from which to project annual results.

Note 1. Operating Results

The following table summarizes the preliminary earnings-per-share contributions of Xcel Energy’s businesses on both a Generally Accepted Accounting Principles (GAAP) view and a pro-forma basis. Pro-forma adjustments are shown to present Xcel Energy results on a continuing operations basis without NRG and Viking Gas. Viking Gas was sold in January 2003, and we expect that the results of NRG’s financial restructuring will be the divestiture of NRG. Consequently, Xcel Energy is presenting pro-forma earnings to reflect its results excluding businesses that are expected to be divested this year, consistent with earnings guidance (see Note 6).

Earnings per share for the first quarter of 2003 are the same under both a basic and diluted calculation, due to NRG’s operating losses creating a loss from continuing operations for the quarter. The basic average share level (excluding common stock equivalents of approximately 24 million shares in 2003) is required to be used for both basic and diluted earnings per share calculations when this loss situation exists.

	3 months ended
	March 31

	2003	2002

GAAP earnings (loss) per share—total	$0.48	$0.29
Segments and components of GAAP earnings are:
Utility earnings — continuing operations	$0.37	$0.38
Utility earnings — discontinued operations (gain on sale of Viking Gas)	0.05	—
NRG earnings (loss) — continuing operations	(0.38)	(0.09)
NRG earnings (loss) — discontinued operations	0.48	0.03
Other nonregulated results/holding co. costs	(0.04)	(0.03)

Total GAAP earnings per share	$0.48	$0.29

Reconciliation of GAAP results to Pro-forma Results:
GAAP earnings (loss) per share	$0.48	$0.29
Pro-forma adjustments for NRG and Viking Gas:
Remove NRG loss (earnings)	(0.10)	0.06
Remove Viking Gas gain on disposal	(0.05)	—

Pro-forma earnings per share from continuing operations	$0.33	$0.35

Preliminary Status of Xcel Energy Results — Xcel Energy’s first quarter 2003 results are preliminary at this time. NRG has previously filed a rate recovery request before the Federal Energy Regulatory Commission (FERC) related to certain of its Connecticut generating facilities. On April 25, 2003, NRG was denied FERC approval for the requested rate increase. However, on April 28, 2003 the FERC instead issued approval for an alternative rate structure for NRG’s Connecticut facilities. Until the impact of the rate structure change on future cash flows of each affected NRG facility can be estimated, it is not determinable if there are recoverability issues for a portion of the approximately $400 million of related plant assets for these facilities. If the rates approved by FERC for NRG’s Connecticut generating facilities are insufficient to provide future cost recovery, NRG’s results may require adjustment for impairment charges as of March 31, 2003. Consequently, Xcel Energy considers its NRG earnings impacts to be preliminary, and final first quarter 2003 results, including any adjustments resulting from the effects of the FERC decisions, will be reported in the 2003 Quarterly Report on Form 10-Q for the period ended March 31, 2003, to be filed with the SEC in May 2003.

Common Stock Dilution — Xcel Energy issued 23 million shares of common stock in a public offering in February 2002, as well as 25.8 million shares in June 2002 to complete the exchange offer for the publicly held shares of NRG. Dilution from these issuances reduced total earnings per share by 7 cents for the quarter ended March 31, 2003, including 5 cents per share for the utility earnings contribution.

Estimated Impact of Temperature Changes on Regulated Earnings — The following summarizes the estimated impact of temperature variations on actual utility operating results relative to sales under normal weather conditions (excluding the impact on NRG and energy trading operations).

	Earnings per Share Increase (Decrease)

	2003 vs. Normal	2002 vs. Normal	2003 vs. 2002

3 months ended March 31	$0.00	($0.01)	$0.01

Sales Growth — The following table summarizes Xcel Energy’s regulated utility growth for actual and weather-normalized energy sales for the three-month period ended March 31, 2003, compared with the same period in 2002.

	3 months ended March 31

	Actual	Normalized

Electric residential	3.9%	2.7%
Electric commercial & industrial	2.7%	2.3%
Total retail electric sales	3.0%	2.3%
Firm gas sales *	2.0%	3.0%
Total gas sales *	3.8%	4.3%

*	Excludes Viking Gas.

Electric Utility and Commodity Trading Margins — The following table details the changes in revenues, costs and margins (including the trading activity that is now required to be reported net on the income statement) from Xcel Energy’s electric utility and trading operations, excluding NRG:

	Base		Electric	Gas	Inter-
	Electric	Short-term	Commodity	Commodity	Company	Consolidated
(Millions of Dollars)	Utility	Wholesale	Trading	Trading	Eliminations	Total

3 months ended 03/31/2003
Electric utility revenue	$1,365	$62	$—	$—	$—	$1,427
Electric fuel and purchased power utility	(611)	(41)	—	—	—	(652)
Electric and gas trading revenue — gross	—	—	58	383	(12)	429
Electric and gas trading costs	—	—	(59)	(378)	12	(425)

Gross margin before operating expenses	$754	$21	$(1)	$5	$—	$779

Margin as a percentage of revenue	55.2%	33.9%	(1.7%)	1.3%	—	42.0%
3 months ended 03/31/2002
Electric utility revenue	$1,191	$41	$—	$—	$—	$1,232
Electric fuel and purchased power-utility	(452)	(36)	—	—	—	(488)
Electric and gas trading revenue — gross	—	—	317	455	(17)	755
Electric and gas trading costs	—	—	(314)	(455)	17	(752)

Gross margin before operating expenses	$739	$5	$3	$—	$—	$747

Margin as a percentage of revenue	62.0%	12.2%	0.9%	—	—	37.6%

Table Note 1 — The wholesale and trading margins reflect the impact of the regulatory sharing of certain margins under the energy cost adjustment mechanisms in Colorado.

Base electric utility margins, primarily related to retail customers, increased approximately $15 million for the first quarter of 2003, compared with the first of quarter 2002. The higher base electric margin in the first quarter of 2003 reflects sales growth and the implementation of an air-quality improvement rider at Public Service Company of Colorado (PSCo) for the recovery of investments and related costs to improve air quality in Denver. Higher demand costs partially offset the increase in the quarter.

Short-term wholesale margins consist of asset-based electric sales for resale activity. Electric and gas commodity trading activity margins consist of non-asset-based trading activity. Short-term wholesale and electric and gas commodity trading sales margins increased approximately $17 million for first quarter 2003. The short-term wholesale increase reflects more favorable prices on sales to other utilities, primarily in Minnesota.

Other Operating and Maintenance Expenses — Utility

Utility operating and maintenance expenses for first quarter 2003 decreased approximately $10 million, or 2.5 percent, compared with the same period in 2002. The first quarter decrease was due to lower plant outage and information technology costs, partially offset by higher benefit and storm related costs.

Special Charges

Special charges, included in Operating Expenses, reduced earnings by the following:

	3 Months Ended March 31,

(Dollars per share)	2003	2002

NRG special charges — financial restructuring and other costs	$(0.06)	$—
Regulated Utility Special Charges:
Regulatory recovery adjustment (SPS)	—	(0.01)
Restaffing (utility and service companies)	—	(0.01)

Total regulated utility special charges	—	(0.02)

Earnings reduction from special charges	$(0.06)	$(0.02)

2002 Regulatory Recovery Adjustment — During the first quarter of 2002, Southwestern Public Service (SPS), a wholly owned subsidiary of Xcel Energy, wrote off $5 million, or 1 cent per share, of restructuring costs relating to costs incurred to comply with legislation requiring a transition to retail competition in Texas.

2002 Restaffing — In the first quarter of 2002, Xcel Energy incurred pretax special charges of $9 million, or approximately 1 cent per share, for staff consolidation charges.

See discussion of nonregulated and holding company special charges in Note 2.

Sale of Viking Gas

In January 2003, Xcel Energy sold Viking Gas for net proceeds of $124 million, resulting in a pre-tax gain of $36 million. This gain, which increased earnings for the first quarter of 2003 by approximately $0.05 cents per share, has been reported in discontinued operations. Other operating results of Viking Gas for the first quarter of 2003 and 2002 have not been reclassified to discontinued operations due to immateriality.

Note 2. Nonregulated and Holding Company Operating Results

The following table summarizes the preliminary earnings-per-share contributions of Xcel Energy’s nonregulated businesses and holding company. As previously indicated, results are preliminary and subject to change.

	3 months ended
	March 31,

	2003	2002

NRG Energy, Inc. results:
NRG loss from continuing operations	$(0.38)	$(0.09)
Discontinued operations — gain on disposal of Killingholme	0.48	—
Discontinued operations — other	0.00	0.03

Subtotal — NRG earnings (loss)	0.10	(0.06)
Other Nonregulated & Holding Co. results:
Xcel International	0.00	0.00
Eloigne Company	0.00	0.01
Seren Innovations Inc.	(0.01)	(0.02)
e prime	0.00	0.00
Planergy International	0.00	(0.01)
Financing costs & preferred dividends	(0.03)	(0.02)
Other	0.00	0.01

Subtotal — Nonregulated results other than NRG & Holding Co. costs	(0.04)	(0.03)

Total nonregulated/holding co. EPS	$0.06	$(0.09)

NRG Continuing Operations — During the first quarter, NRG’s losses from continuing operations before special charges increased in 2003 compared to 2002 largely due to higher interest expense, lower income tax benefits available and special charges (discussed below). Increased interest costs reflect higher NRG corporate debt levels in 2003. Also, as a result of not being included in Xcel Energy’s consolidated tax filing, NRG no longer receives a tax benefit for losses incurred during 2003. These higher losses were partially offset by increased gross margins within NRG’s central U.S., western U.S. and international regional operations as compared to the prior year. In addition, general and administrative costs decreased due to overall cost containment efforts.

NRG expensed approximately $24 million in the first quarter of 2003 for special charges related mainly to its financial restructuring. These costs, increased the 2003 loss from continuing operations by 6 cents per share, include expenses for financial and legal advisors, contract termination costs, employee separation and other restructuring activities.

NRG Discontinued Operations — Since the summer of 2002, NRG has placed several of its consolidated projects for sale and has completed the majority of these sales through March 31, 2003. All results of these projects, including gains or losses on disposal, are reflected as discontinued operations. Results for 2002 have been reclassified from amounts previously reported for consistency with the 2003 presentation. Discontinued operations in 2003 includes a gain of $191 million, or $0.48 per share, related to the sale of NRG’s Killingholme project in January 2003. NRG had previously recognized a $478-million asset impairment write-down for Killingholme in 2002, and the gain represents a final adjustment to reflect the impacts of transferring the project to lenders in 2003.

Seren — Seren operates a combination cable television, telephone and high-speed Internet access system in St. Cloud, Minn., and Contra Costa County, California. At March 31, 2003, Xcel Energy’s investment in Seren was approximately $264 million.

Financing Costs and Preferred Dividends — Nonregulated and holding company results include interest expense and preferred dividend costs, which are incurred at the Xcel Energy and intermediate holding company levels, and are not directly assigned to individual subsidiaries.

Note 3. Xcel Energy Liquidity

Credit Facilities — As of April 23, 2003, Xcel Energy had the following credit facilities available to meet its liquidity needs:

Company	Facility	Drawn	Available	Cash	Liquidity	Maturity

	(Millions of dollars)
NSP-Minnesota	$300	$0	$300	$94	$394	Aug-2003
NSP-Wisconsin	$0	$0	$0	$29	$29
PSCo	$530	$50	$480	$41	$521	June-2003
SPS	$100	$3	$97	$99	$196	Feb-2004
Xcel Energy — Holding Company	$400	$400	$0	$254	$254	Nov-2005

The liquidity table reflects the following activity:

•	In March 2003, NSP-Minnesota retired $100 million of long-term debt.

•	In April 2003, NSP-Minnesota retired $80 million of long-term debt.

•	In March 2003, PSCo issued 10-year, $250 million of long-term debt with a coupon of 4.875 percent.

•	In April 2003, PSCo retired $250 million of long-term debt.

•	In April 2003, Xcel Energy terminated a $100 million term loan facility.

Xcel Energy expects to accumulate additional cash at the holding company level during 2003 from the tax benefit associated with its investment in NRG and from the receipt of operating company dividends (see Note 4).

Financing Plans — The following details Xcel Energy’s financing plan for debt issuances during 2003, subject to favorable market conditions:

•	Xcel Energy is in the process of renewing the credit facilities for PSCo and NSP-Minnesota and expects to complete this process in May 2003. Based on reduced liquidity needs, the current plan is to downsize the PSCo facility to $300 million and the NSP-Minnesota facility to $225 million. Potentially, both facilities may be increased by $50 million at the option of PSCo or NSP-Minnesota, respectively.

•	PSCo expects to issue up to $400 million of debt for working capital, repayment of short-term borrowings and possible refinancing of existing long-term with lower coupon debt.

•	NSP-Minnesota expects to issue up to $150 million of debt to partially replace debt maturing in 2003.

•	NSP-Wisconsin expects to issue up to $150 million of debt to partially replace debt maturing in 2003 and for possible refinancing of existing long-term with lower coupon debt.

•	Xcel Energy will also evaluate additional opportunities during 2003 to refinance existing debt securities with lower coupon debt.

Dividend Restrictions — Under the PUHCA, unless there is an order from the SEC, a holding company or any subsidiary may only declare and pay dividends out of retained earnings. Xcel Energy preliminary retained earnings were $91 million at March 31, 2003, pending subsequent event resolution at NRG, as discussed in Note 1. Late adjustments to the preliminary NRG results could reduce retained earnings to a deficit as of March 31, 2003. Xcel Energy has requested authorization from the SEC to pay dividends out of paid-in capital up to $260 million until Sept. 30, 2003. The SEC has not acted on the request as of the time of this release.

Xcel Energy intends to make every effort to pay the full dividend of 75 cents per share during 2003. If the SEC does not grant authorization to pay the dividend out of capital surplus, Xcel Energy currently expects that its retained earnings would be sufficiently positive before the end of 2003 to pay dividends at that time.

Note 4. NRG Restructuring and Developments

Income Tax Benefit on Xcel Energy’s Investment in NRG

Based on the foreseeable effects of a settlement agreement with the major NRG creditors, including an expected write-off of Xcel Energy’s investment in NRG, Xcel Energy recognized the expected tax benefits of the write-off as of Dec. 31, 2002. The tax benefit has been estimated at approximately $706 million. This benefit is based on the tax basis of Xcel Energy’s investment in NRG.

Xcel Energy expects to claim a worthless stock deduction in 2003 on its investment in NRG. This would result in Xcel Energy having a net operating loss for tax purposes for the year. Under current law, this 2003 net operating loss could be carried back two years for federal tax purposes. Xcel Energy expects to file for a tax refund of approximately $355 million in first quarter 2004. This refund is based on a two-year carry-back against previously reported taxable income in 2002 and 2001.

As to the remaining $351 million of expected tax benefits, Xcel Energy expects to eliminate or reduce estimated quarterly income tax payments, beginning in 2003. The amount of cash saved by the reduction in estimated tax payments would depend on Xcel Energy’s taxable income.

NRG Involuntary Bankruptcy Filing

On Nov. 22, 2002, five former NRG executives (the petitioners) filed an involuntary Chapter 11 petition against NRG in the United States Bankruptcy Court for the District of Minnesota. Under provisions of federal law, NRG has the full authority to continue to operate its business as if the involuntary petition had not been filed unless and until a court hearing on the validity of the involuntary petition is resolved adversely to NRG. NRG responded to the involuntary petition, contesting the petitioners’ claims and filing a motion to dismiss the case. In their petition, the petitioners sought recovery of severance and other benefits of approximately $28 million.

NRG and the petitioners reached an agreement and compromise regarding their respective claims against each other. In February 2003, this settlement agreement was executed, pursuant to which NRG agreed to pay the petitioners an aggregate settlement in the amount of $12 million.

On Feb. 28, 2003, Stone & Webster, Inc. and Shaw Constructors, Inc. filed a petition alleging that they hold unsecured, non-contingent claims against NRG in a joint amount of $100 million. The Minnesota Bankruptcy Court has discretion in reviewing and ruling on the motion to dismiss, and in reviewing and approving the above- referenced settlement agreement. There is a risk that the Minnesota Bankruptcy Court may, among other things, reject the settlement agreement or enter an order for relief under Chapter 11 of Title 11 of the Bankruptcy Code.

A hearing was held on April 10, 2003, to consider the motion to dismiss. No decision was reached at this hearing. On April 21, 2003, Fortistar Capital, Inc. and Fortistar Methane, LLC filed a joinder petition to the NRG involuntary bankruptcy proceeding, alleging a claim of $39.6 million.

The bankruptcy judge is expected to rule on this involuntary bankruptcy proceeding shortly.

Tentative Settlement with NRG Creditors

On March 26, 2003, Xcel Energy announced that it reached a tentative settlement with holders of most of NRG Energy’s long-term notes and the steering committee representing NRG’s bank lenders. The settlement is subject to certain conditions, including the approval of at least a majority in dollar amount of the NRG bank lenders and long-term noteholders and definitive documentation. Xcel Energy is in the process of finalizing the documentation of the settlement.

The terms of the settlement call for Xcel Energy to make payments over the next 13 months totaling up to $752 million for the benefit of NRG’s creditors in partial consideration for their waiver of any existing and potential claims against Xcel Energy. Under the settlement, Xcel Energy will make the following payments:

•	$350 million at or shortly following the consummation of a restructuring of NRG’s debt. It is expected this payment would be made prior to year-end 2003;

•	$50 million on Jan. 1, 2004; and

•	$352 million in April 2004, at which time Xcel Energy anticipates receiving a tax refund based on the loss of its investment in NRG.

Note 5. Regulatory Matters

PSCo General Rate Case — In May 2002, PSCo filed a combined general retail electric, gas and thermal energy base rate case with the Colorado Public Utilities Commission (CPUC) to address increased costs for providing energy to Colorado customers. On April 4, 2003, a comprehensive settlement agreement between PSCo and all but one of the intervenors was executed and filed with the CPUC, which addressed all significant issues in the rate case. In summary, the settlement agreement, among other things, provides for:

•	an authorized return on equity of 10.75 percent for electricity and 11.0 percent for natural gas and thermal energy;

•	base rate decreases of approximately $33 million for natural gas and $230,000 for electricity, including an annual reduction to electric depreciation expense of approximately $20 million, effective July 1, 2003;

•	an interim adjustment clause (IAC) that recovers 100 percent of prudently incurred fuel and purchased energy expense above the expense recovered through electric base rates. This clause is projected to recover energy costs totaling approximately $216 million in 2003. The IAC originally went into effect on Jan. 1, 2003. However, the IAC rate will be increased by no later than July 1, 2003, by an additional $93 million to recover the total anticipated increase in costs for 2003;

•	a new electric commodity adjustment clause (ECA) for 2004-2006, with an $11.25-million cap on any cost sharing over or under an allowed ECA formula rate.

Hearings are scheduled for late April 2003. Management believes the CPUC will approve the settlement agreement at that time and issue a final rate order during the second quarter, with new rates effective as discussed above.

Note 6. Xcel Energy Earnings Guidance

Xcel Energy’s 2003 earnings per share (EPS) guidance and key assumptions are detailed in the following table. The guidance also includes a pro-forma forecast of earnings from continuing operations for 2003 that does not include NRG impacts or the gain on the sale of Viking Gas.

2003 EPS Range

Utility operations	$1.25 — $1.30
Seren Innovations	($0.05)
Eloigne Company	$0.03
Holding company financing	($0.09)
Other nonregulated subsidiaries	$0.01

Xcel Energy — Pro-Forma Continuing Operations	$1.15 — $1.20
Xcel Energy’s share of NRG’s losses	($0.50) — ($0.30)
Tax effect of settlement payments	$0.65
Gain on the sale of Viking Gas	$0.05

Xcel Energy — GAAP	$1.35 — $1.60

Key Assumptions:

•	The deconsolidation of NRG during 2003, with Xcel Energy recording NRG losses until the negative investment in NRG reaches the maximum amount of financial commitments Xcel Energy has for NRG, and divestiture of NRG occurs by year-end;

•	The NRG settlement payments are tax deductible;

•	Average common stock and equivalents of approximately 425 million shares in 2003, including the dilutive effects of common stock equivalents for the convertible notes issued in 2002, based on the “If Converted” method; and

•	No common equity issuance during 2003, with the exception of the potential issuance of shares through the dividend reinvestment plan, the direct purchase plan or conversion by convertible bondholders.

Xcel Energy expects its cash from operations to be approximately $1.3 billion and projects capital expenditures to be approximately $900 million in 2003. These cash flows assume NRG is deconsolidated and its cash flows are therefore excluded. In addition, these cash flows do not include the impact from the tax benefits associated with the write off of Xcel Energy’s investment in NRG or the payments associated with the settlement with NRG creditors.

XCEL ENERGY INC.
UNAUDITED EARNINGS RELEASE SUMMARY
All dollars in thousands, except earnings per share

3 months ended March 31,	2003	2002

Operating revenues:
Electric and gas utility revenue, and trading margins	$2,097,012	$1,798,318
NRG revenue and equity income	582,040	482,769
Other nonregulated and equity income	102,412	89,497

Total revenue	$2,781,464	$2,370,584
Income (loss) from continuing operations	$(19,334)	$93,929
Income from discontinued operations	212,181	9,575

Net income	$192,847	$103,504
Earnings available for common shareholders	$191,787	$102,444
Average shares — common and potentially dilutive (1000’s)	398,714	354,172
Segments and Components of Earnings per share — diluted
Utility earnings — continuing operations	$0.37	$0.38
NRG continuing operations, including restructuring costs	(0.38)	(0.09)
Other nonregulated subsidiaries & holding co. costs	(0.04)	(0.03)
Discontinued operations	0.53	0.03

Total earnings (loss) per share — GAAP	$0.48	$0.29

12 months ended March 31,	2003	2002

Operating revenue:
Electric and gas utility revenue, and trading margins	$7,140,356	$7,777,751
NRG revenue and equity income	2,380,420	2,390,200
Other nonregulated and equity income	414,476	361,989

Total revenue	$9,935,252	$10,529,940
Income (loss) from continuing operations	$(1,774,633)	$639,642
Income (loss) from discontinued operations	(354,015)	39,231
Extraordinary item	—	10,287

Net income (loss)	$(2,128,648)	$689,160
Earnings (loss) available for common shareholders	$(2,132,889)	$684,919
Average shares — common and potentially dilutive (1000’s)	393,119	346,856
Segments and Components of Earnings per share — diluted
Utility earnings — continuing operations	$1.57	$1.72
NRG continuing operations, including asset impairments, disposal gains and losses, and restructuring costs	(7.73)	0.27
Tax benefit related to investment in NRG — see Note 4	1.80	—
Other nonregulated subsidiaries & holding co. costs	(0.17)	(0.16)
Discontinued operations	(0.90)	0.11
Extraordinary item	—	0.03

Total earnings (loss) per share — GAAP	$(5.43)	$1.97

Book value per share	$12.08	$18.10